Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Gryphon Digital Mining, Inc. (formerly known as Akerna Corp.) (the “Company”) on Form S-3 (File No. 333-277060, File No. 333-256878, File No. 333-260388, File No. 333-262095) and on Form S-8(File No. 333-276957, File No. 333-242480, File No. 333-233480) of our report dated, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 1, 2024, with respect to our audits of the consolidated financial statements of Gryphon Digital Mining, Inc. (formerly known as Akerna Corp.) as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Gryphon Digital Mining, Inc. (formerly known as Akerna Corp.) for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

April 1, 2024